Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-215842 and No. 333-221617 on Forms S-8, of our report dated March 29, 2018, relating to the financial statements and financial statement schedule of Invitation Homes and subsidiaries appearing in this Annual Report on Form 10-K of Invitation Homes Inc. for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 29, 2018